Exhibit 99.1

Press Release

Regeneron Reports Second Quarter 2017 Financial and Operating Results

•	Second quarter 2017 EYLEA® (aflibercept) Injection U.S. net sales increased 11% to $919 million versus second quarter 2016

•	Second quarter 2017 EYLEA global net sales(1) increased 11% to $1.46 billion versus second quarter 2016

•	Raised estimated full year 2017 EYLEA U.S. net sales growth guidance to approximately 10% over 2016

•	Kevzara® (sarilumab) approved by FDA and European Commission for adults with moderately to severely active rheumatoid arthritis

Tarrytown, New York (August 3, 2017) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the second quarter of 2017 and provided a business update.

Financial Highlights

($ in millions, except per share data)	Three Months Ended June 30,
	2017	2016	% Change
EYLEA U.S. net product sales	$919	$831	11%
Total revenues	$1,470	$1,213	21%
GAAP net income	$388	$196	98%
GAAP net income per share - diluted	$3.34	$1.69	98%
Non-GAAP net income(2)	$487	$329	48%
Non-GAAP net income per share - diluted(2)	$4.17	$2.82	48%

"In the first half of 2017, we continued to bring our market-leading therapy EYLEA to more patients with retinal diseases, resulting in strong global sales. We also markedly expanded our positive impact on patient lives with two important new product launches for serious diseases, Dupixent for moderate-to-severe atopic dermatitis and Kevzara for moderately to severely active rheumatoid arthritis," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "The Dupixent U.S. launch in moderate-to-severe atopic dermatitis is proceeding well, with a very positive reception in the physician and patient community and strong commercial execution. In the second half of the year, we anticipate EU approval for Dupixent in atopic dermatitis, as well as Phase 3 study results and a potential U.S. regulatory submission for Dupixent in uncontrolled asthma."

Business Highlights

Marketed Product Update

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the second quarter of 2017, net sales of EYLEA in the United States increased 11% to $919 million from $831 million in the second quarter of 2016. Overall distributor inventory levels remained within the Company's one- to two-week targeted range.

•
Bayer commercializes EYLEA outside the United States. In the second quarter of 2017, net sales of EYLEA outside of the United States(1) were $542 million, compared to $486 million in the second quarter of 2016. In the second quarter of 2017, Regeneron recognized $191 million from its share of net profit from EYLEA sales outside the United States, compared to $167 million in the second quarter of 2016.

Dupixent® (dupilumab) Injection

•	Dupilumab, an antibody that blocks signaling of IL-4 and IL-13, is currently being studied in asthma, children with atopic dermatitis, nasal polyps, and eosinophilic esophagitis.

•
In the second quarter of 2017, global net sales of Dupixent were $29 million. Product sales for Dupixent are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Dupixent. Sales of Dupixent in the second quarter largely reflect end-user demand and negligible contribution from inventory build.

•
In July 2017, the European Medicine Agency's Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion for the marketing authorization of Dupixent, recommending its approval for use in adults with moderate-to-severe atopic dermatitis who are candidates for systemic therapy.

•	In the second quarter of 2017, a Phase 3 study of dupilumab in pediatric patients (6-11 years of age) with uncontrolled persistent asthma was initiated.

Praluent® (alirocumab) Injection for the Treatment of Elevated Low-Density Lipoprotein (LDL) Cholesterol

•
In the second quarter of 2017, global net sales of Praluent were $46 million, compared to $24 million in the second quarter of 2016. Product sales for Praluent are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Praluent.

•	In April 2017, the U.S. Food and Drug Administration (FDA) approved the supplemental Biologics License Application (sBLA) for a once-monthly (every four weeks), 300 mg dose of Praluent.

•	In the second quarter of 2017, the FDA granted orphan drug designation for the treatment of homozygous familial hypercholesterolemia (HoFH).

•	In June 2017, the Company and Sanofi announced that two Phase 3b/4 ODYSSEY-DM trials in patients with diabetes met their primary endpoints.

•	The ODYSSEY OUTCOMES trial, which is assessing the potential of Praluent to demonstrate cardiovascular benefit, remains ongoing.

Kevzara® (sarilumab) Injection

•
In May 2017, the FDA approved Kevzara for the treatment of adult patients with moderately to severely active rheumatoid arthritis who have an inadequate response or intolerance to one or more disease modifying anti-rheumatic drugs (DMARDs).

•	In June 2017, the European Commission granted marketing authorization for Kevzara in combination with methotrexate (MTX) for the treatment of moderately to severely active rheumatoid arthritis in adult patients who have responded inadequately to, or who are intolerant to one or more DMARDs; Kevzara may be used as monotherapy in case of intolerance to MTX or when treatment with MTX is inappropriate.

Pipeline Progress

Regeneron has seventeen product candidates in clinical development, which consist of EYLEA and fully human monoclonal antibodies generated using the Company's VelocImmune® technology, including six in collaboration with Sanofi. In addition to EYLEA, Dupixent (dupilumab), Praluent, and Kevzara (sarilumab) discussed above, updates from the clinical pipeline include:
REGN2810, an antibody to programmed cell death protein 1 (PD-1), is being studied in patients with cancer.

•
In June 2017, the Company and Sanofi presented, at the American Society of Clinical Oncology (ASCO) Annual Meeting, positive preliminary results from data in patients with advanced cutaneous squamous cell carcinoma (CSCC) pooled from two expansion cohorts of the REGN2810 Phase 1 trial. A pivotal Phase 2 study in CSCC is ongoing.

•	A Phase 3 study in first-line treatment for non-small cell lung cancer was initiated in the second quarter of 2017.

•	A potentially pivotal Phase 2 study in basal cell carcinoma was initiated in the second quarter of 2017.

Fasinumab is an antibody targeting Nerve Growth Factor (NGF). A Phase 3 efficacy study in patients with pain due to osteoarthritis of the knee or hip was initiated in the second quarter of 2017.

Evinacumab, an antibody to Angptl-3, is in clinical development for the treatment of HoFH and severe forms of hyperlipidemia.

•	In May 2017, the Company announced that the Phase 2 study in patients with HoFH met its primary endpoint.

•
In May 2017, an analysis published in the New England Journal of Medicine showed that people with inactivating mutations of the ANGPTL3 gene have significantly reduced risk of coronary artery disease and significantly lower levels of key blood lipids including triglycerides and low-density lipoprotein cholesterol (LDL-C, or "bad cholesterol").

REGN1979, a bispecific antibody to CD20 and CD3, received orphan drug designation from the FDA in diffuse large B-cell lymphoma.

REGN2477, an antibody to Activin A, received Fast Track designation from the FDA for the prevention and treatment of heterotopic ossification in patients with Fibrodysplasia Ossificans Progressiva (FOP) in the second quarter of 2017.

REGN3918, an antibody to complement 5 (C5), is being developed for paroxysmal nocturnal hemoglobinuria (PNH). A Phase 1 clinical study in healthy volunteers was initiated in the second quarter of 2017.

Select Upcoming 2017 Milestones

Programs		Milestones
EYLEA	•	Submit sBLA to FDA for every 12-week dosing interval in neovascular age-related macular degeneration (wet AMD)
Dupixent	•	Submission for additional regulatory approvals in atopic dermatitis outside of the United States
	•	Regulatory agency decision on atopic dermatitis in the European Union
	•	Report results from Phase 3 asthma program in adults and adolescents
	•	Submit sBLA for asthma in adult/adolescent patients
	•	Initiate Phase 3 studies in pediatric patients in atopic dermatitis
Praluent	•	Complete ODYSSEY OUTCOMES study (with data expected in early 2018)
Kevzara	•	Submission for additional regulatory approvals and regulatory agency decisions on applications outside of the United States
Suptavumab (REGN2222; RSV-F Antibody)	•	Report results from Phase 3 study
REGN2810 (PD-1 Antibody)	•	Initiate Phase 3 study in cervical cancer
Fasinumab (NGF Antibody)	•	Initiate Phase 3 study in chronic low back pain
Nesvacumab/aflibercept (Ang2 Antibody co-formulated with aflibercept)	•	Report data from Phase 2 studies in DME (RUBY) and wet AMD (ONYX)
REGN2477 (Activin A Antibody)	•	Initiate Phase 2 study in patients with FOP

Business Development Update

•
In the second quarter of 2017, the Company entered into clinical study agreements with Inovio Pharmaceuticals, Inc. and SillaJen, Inc. to evaluate REGN2810 in combination with their respective product candidates.

•
The Company's Antibody Discovery Agreement with Sanofi will end on December 31, 2017 without any extension. Praluent (anti-PCSK9), Dupixent (anti-IL-4R), Kevzara (anti-IL-6R), REGN2810 (anti-PD-1), REGN3500 (anti-IL-33), and REGN3767 (anti-LAG-3) were discovered and initially developed under the Antibody Discovery Agreement. Praluent, Dupixent, Kevzara, and REGN3500 will continue to be developed, and commercialized as applicable, with Sanofi under the Antibody License and Collaboration Agreement. REGN2810 and REGN3767 will continue to be developed with Sanofi under the immuno-oncology collaboration. Upon expiration of the Antibody Discovery Agreement, Regeneron has the right to develop or continue to develop other product candidates discovered under this agreement independently or with other collaborators. The $130 million of 2017 annual funding from Sanofi under the Antibody Discovery Agreement is expected to be fully utilized by the end of the third quarter of 2017.

Second Quarter 2017 Financial Results

Product Revenues: Net product sales were $924 million in the second quarter of 2017, compared to $834 million in the second quarter of 2016. EYLEA net product sales in the United States were $919 million in the second quarter of 2017, compared to $831 million in the second quarter of 2016.

Total Revenues: Total revenues, which include product revenues described above, increased by 21% to $1.470 billion in the second quarter of 2017, compared to $1.213 billion in the second quarter of 2016. Total revenues include Sanofi and Bayer collaboration revenues of $432 million in the second quarter of 2017, compared to $355 million in the second quarter of 2016. Sanofi collaboration revenue in the second quarter of 2017 increased primarily due to Sanofi's reimbursement of immuno-oncology research and development costs in connection with the advancement of REGN2810 and other product candidates. Total revenues in the second quarter of 2017 also include (i) reimbursement of the Company's research and development expenses in connection with its collaboration agreement with Teva that was entered into in September 2016, and (ii) the recognition of two development milestones in connection with fasinumab of $25.0 million and $30.0 million from Teva and Mitsubishi Tanabe Pharma, respectively.

Refer to Table 4 for a summary of collaboration and other revenue.

Research and Development (R&D) Expenses: GAAP R&D expenses were $510 million in the second quarter of 2017, compared to $560 million in the second quarter of 2016. The lower R&D expenses in the second quarter of 2017 were principally due to a $75 million up-front payment made in connection with the license and collaboration agreement with Intellia in the second quarter of 2016, partly offset by an increase in REGN2810 clinical trial costs. In addition, in the second quarter of 2017, R&D-related non-cash share-based compensation expense was $70 million, compared to $79 million in the second quarter of 2016.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $307 million in the second quarter of 2017, compared to $292 million in the second quarter of 2016. In the second quarter of 2017, SG&A-related non-cash share-based compensation expense was $45 million, compared to $48 million in the second quarter of 2016.

Cost of Collaboration and Contract Manufacturing (COCM): GAAP COCM was $61 million in the second quarter of 2017, compared to $28 million in the second quarter of 2016. COCM includes costs incurred in connection with producing commercial drug supplies and validating the Company's commercial facilities in connection with its Sanofi and Bayer collaborations. COCM also included inventory write-offs and reserves totaling $31 million in the second quarter of 2017.

Other (Expense) Income, Net: Other expense in the second quarter of 2017 included an out-of-period adjustment which resulted in the recognition of a non-cash, loss on debt extinguishment charge of $30.1 million in connection with the Company's March 2017 Tarrytown lease transaction.

Income Tax Expense: In the second quarter of 2017, GAAP income tax expense was $138 million and the effective tax rate was 26.3%, compared to $96 million and 32.9% in the second quarter of 2016. The effective tax rate for the second quarter of 2017 was positively impacted, compared to the U.S. federal statutory rate, by the tax benefit associated with stock-based compensation, the domestic manufacturing deduction, and the federal tax credit for research activities, partly offset by losses incurred in foreign jurisdictions with rates lower than the federal statutory rate and the non-tax deductible Branded Prescription Drug Fee.

GAAP and Non-GAAP Net Income(2): The Company reported GAAP net income of $388 million, or $3.66 per basic share and $3.34 per diluted share, in the second quarter of 2017, compared to GAAP net income of $196 million, or $1.88 per basic share and $1.69 per diluted share, in the second quarter of 2016.

The Company reported non-GAAP net income of $487 million, or $4.59 per basic share and $4.17 per diluted share, in the second quarter of 2017, compared to non-GAAP net income of $329 million, or $3.15 per basic share and $2.82 per diluted share, in the second quarter of 2016.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

2017 Financial Guidance(3)

The Company's updated full year 2017 financial guidance consists of the following components:

EYLEA U.S. net product sales	Approximately 10% growth over 2016 (previously single digit percentage growth over 2016)
Sanofi reimbursement of Regeneron commercialization-related expenses	$370 million - $400 million (previously $385 million - $425 million)
Non-GAAP unreimbursed R&D(2)(4)	$925 million - $965 million (previously $950 million - $1.025 billion)
Non-GAAP SG&A(2)(4)	$1.12 billion - $1.16 billion (previously $1.14 billion - $1.20 billion)
Effective tax rate	27% - 31% (previously 32% - 38%)
Capital expenditures	$250 million - $285 million (previously $300 million - $350 million)

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with an affiliate of Bayer. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the income tax effect of reconciling items.

The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(3)
The Company's 2017 financial guidance does not assume the completion of any significant business development transactions not completed as of the date of this press release and assumes that Praluent will remain on the market throughout 2017.

(4)	A reconciliation of full year 2017 non-GAAP to GAAP financial guidance is included below:

	Projected Range
(In millions)	Low	High
GAAP unreimbursed R&D (5)	$1,205	$1,265
R&D: Non-cash share-based compensation expense	(280)	(300)
Non-GAAP unreimbursed R&D	$925	$965

GAAP SG&A	$1,325	$1,395
SG&A: Non-cash share-based compensation expense	(205)	(235)
Non-GAAP SG&A	$1,120	$1,160

(5)	Unreimbursed R&D represents R&D expenses reduced by R&D expense reimbursements from the Company's collaborators and/or customers.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its second quarter 2017 financial and operating results on Thursday, August 3, 2017, at 8:30 AM. To access this call, dial (888) 771-4371 (U.S.) or (847) 585-4405 (International). A link to the webcast may be accessed from the "Events and Presentations" page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading biotechnology company that invents life-transforming medicines for people with serious diseases.  Founded and led for nearly 30 years by physician-scientists, Regeneron's unique ability to consistently translate science into medicine has led to six FDA-approved treatments and over a dozen product candidates, all of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, heart disease, allergic and inflammatory diseases, pain, cancer, infectious diseases and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through its proprietary VelociSuite® technologies, including VelocImmune® which yields optimized fully-human antibodies, and ambitious initiatives such as the Regeneron Genetics Center, one of the largest genetics sequencing efforts in the world.

For additional information about the Company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements.  Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; the likelihood and timing of achieving any of the anticipated milestones described in this news release; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for marketed products, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, Praluent® (alirocumab) Injection, Kevzara® (sarilumab) Injection, REGN2810, and fasinumab; ongoing regulatory obligations and oversight impacting Regeneron's marketed products (such as EYLEA, Dupixent, Praluent, and Kevzara), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's products and product candidates; competing drugs and product candidates that may be superior to Regeneron's products and product candidates; uncertainty of market acceptance and commercial success of Regeneron's products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, Sanofi reimbursement of Regeneron commercialization-related expenses, non-GAAP unreimbursed R&D, non-GAAP SG&A, effective tax rate, and capital expenditures; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation relating to Praluent, the permanent injunction granted by the United States District Court for the District of Delaware that, if upheld on appeal, would prohibit Regeneron and Sanofi from marketing, selling, or commercially manufacturing Praluent in the United States, the outcome of any appeals regarding such injunction, the ultimate outcome of such litigation, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition.  A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and its Form 10-Q for the quarterly period ended June 30, 2017.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Non-GAAP Financial Measures

This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of historical non-GAAP financial measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2017	2016
Assets:
Cash and marketable securities	$2,332,527	$1,902,944
Accounts receivable - trade, net	1,420,403	1,343,368
Accounts receivable from Sanofi and Bayer	424,144	268,252
Inventories	554,320	399,356
Deferred tax assets	882,980	825,303
Property, plant, and equipment, net	2,261,702	2,083,421
Other assets	230,297	150,822
Total assets	$8,106,373	$6,973,466

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$832,681	$980,659
Deferred revenue	1,051,781	1,062,436
Capital and facility lease obligations	701,173	481,126
Stockholders' equity	5,520,738	4,449,245
Total liabilities and stockholders' equity	$8,106,373	$6,973,466

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Net product sales	$924,133	$834,219	$1,782,378	$1,618,401
Sanofi collaboration revenue	222,128	163,414	432,495	383,108
Bayer collaboration revenue	210,355	191,896	404,294	371,488
Other revenue	113,500	23,100	169,940	40,481
	1,470,116	1,212,629	2,789,107	2,413,478
Expenses:
Research and development	509,975	559,930	1,017,410	1,030,042
Selling, general, and administrative	306,908	292,038	603,754	581,715
Cost of goods sold	42,133	41,247	103,386	120,189
Cost of collaboration and contract manufacturing	60,788	27,786	83,703	60,596
	919,804	921,001	1,808,253	1,792,542

Income from operations	550,312	291,628	980,854	620,936

Other (expense) income, net	(24,462)	628	(22,715)	1,471

Income before income taxes	525,850	292,256	958,139	622,407

Income tax expense	(138,106)	(96,038)	(321,464)	(244,804)

Net income	$387,744	$196,218	$636,675	$377,603

Net income per share - basic	$3.66	$1.88	$6.02	$3.61
Net income per share - diluted	$3.34	$1.69	$5.51	$3.24

Weighted average shares outstanding - basic	106,034	104,633	105,804	104,462
Weighted average shares outstanding - diluted	116,137	116,231	115,607	116,617

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net income	$387,744	$196,218	$636,675	$377,603
Adjustments:
R&D: Non-cash share-based compensation expense	69,528	79,317	143,051	157,419
R&D: Upfront payment related to license and collaboration agreement	—	75,000	—	75,000
SG&A: Non-cash share-based compensation expense	44,708	47,730	98,520	107,812
COGS and COCM: Non-cash share-based compensation expense	7,022	4,644	13,476	8,710
Other expense: Loss on extinguishment of debt	30,100	466	30,100	466
Income tax effect of reconciling items above	(52,310)	(74,274)	(98,500)	(124,973)
Non-GAAP net income	$486,792	$329,101	$823,322	$602,037

Non-GAAP net income per share - basic	$4.59	$3.15	$7.78	$5.76
Non-GAAP net income per share - diluted	$4.17	$2.82	$7.10	$5.15

Shares used in calculating:
Non-GAAP net income per share - basic	106,034	104,633	105,804	104,462
Non-GAAP net income per share - diluted	116,832	116,523	115,903	116,836

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION AND OTHER REVENUE (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sanofi collaboration revenue:
Reimbursement of Regeneron research and development expenses	$205,352	$176,582	$419,276	$399,459
Reimbursement of Regeneron commercialization-related expenses	87,104	80,817	160,663	149,539
Regeneron's share of losses in connection with commercialization of antibodies	(122,281)	(122,107)	(230,683)	(221,529)
Other	51,953	28,122	83,239	55,639
Total Sanofi collaboration revenue	222,128	163,414	432,495	383,108

Bayer collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	190,883	167,492	365,759	313,327
Reimbursement of Regeneron development expenses	6,720	7,060	13,069	11,699
Other	12,752	17,344	25,466	46,462
Total Bayer collaboration revenue	210,355	191,896	404,294	371,488

Total Sanofi and Bayer collaboration revenue	$432,483	$355,310	$836,789	$754,596

Other revenue:
Reimbursement of Regeneron research and development expenses - Teva	$31,481	—	$53,531	—
Reimbursement of Regeneron research and development expenses - other	762	$433	3,412	$620
Substantive development milestones	55,000	—	55,000	—
Other	26,257	22,667	57,997	39,861
Total other revenue	$113,500	$23,100	$169,940	$40,481